Exhibit 99.1
Exhibit 99.1 – Regency GP LP Unaudited Condensed Consolidated Balance Sheet at September 30, 2006
Regency GP LP
Unaudited Condensed Consolidated Balance Sheet
September 30, 2006
(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$6,985
Restricted cash	5,718
Accounts receivable, net of allowance of $222	92,840
Related party receivables	513
Assets from risk management activities	3,363
Other current assets	5,495

Total current assets	114,914

Property, plant and equipment:
Gas plants and buildings	95,187
Gathering and transmission systems	588,957
Other property, plant and equipment	49,377
Construction — in — progress	74,732

Total property, plant and equipment	808,253
Less accumulated depreciation	(48,666)

Property, plant and equipment, net	759,587

Other assets:
Intangible assets, net	14,967
Long-term assets from risk management activities	2,269
Other, net of amortization on debt issuance costs of $614	2,653
Investments in unconsolidated subsidiaries	5,541
Goodwill	57,552

Total other assets	82,982

TOTAL ASSETS	$957,483

LIABILITIES & PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable and accrued liabilities	$103,546
Escrow payable	5,718
Accrued taxes payable	3,570
Liabilities from risk management activities	4,272
Related party payables	280
Other current liabilities	6,364

Total current liabilities	123,750

Long-term liabilities from risk management activities	711

Long-term debt	610,600

Minority interest	217,974

Commitments and contingencies

Partners’ Capital:
Limited partner	4,349
General partner	1
Accumulated other comprehensive income	98

Total partners’ capital	4,448

TOTAL LIABILITIES & PARTNERS’ CAPITAL	$957,483

See accompanying notes to the unaudited condensed consolidated balance sheet.

Regency GP LP
Notes to the Unaudited Condensed Consolidated Balance Sheet
1. Organization and Basis of Presentation
Organization of Regency GP LP — Regency GP LP (the “General Partner”) is a Delaware limited partnership formed on September 8, 2005, for the purpose of becoming the General Partner of Regency Energy Partners LP. The General Partner owns a 2 percent general partner interest and incentive distribution rights in Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”). The General Partner’s managing general partner is Regency GP LLC.
Organization of Regency Energy Partners LP — The Partnership was formed on September 8, 2005; on February 3, 2006, in conjunction with its initial public offering of securities (“IPO”), the Partnership’s predecessor, Regency Gas Services LLC (“Predecessor”) was converted to a limited partnership, Regency Gas Services LP (“RGS”) and became a wholly owned subsidiary of the Partnership. The Partnership and its subsidiaries are engaged in the business of gathering, treating, processing, transporting, and marketing natural gas and natural gas liquids (“NGLs”). On August 15, 2006, the Partnership, through RGS, acquired all the outstanding equity of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC (collectively “TexStar”) (the “TexStar Acquisition”), from HMTF Gas Partners II, L.P. (“HMTF Gas Partners”), an affiliate of HM Capital Partners LLC (“HM Capital Partners”). Hicks Muse Equity Fund V, L.P. (“Fund V”) and its affiliates, through HM Capital Partners, control the General Partner. Fund V also indirectly owns approximately 95 percent of, and, through HM Capital Partners, controls HMTF Gas Partners. Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership is required to account for the TexStar Acquisition in a manner similar to a pooling of interests.
Basis of Presentation — The General Partner owns a 2 percent general partner interest in the Partnership, which conducts substantially all of the General Partner’s business. The General Partner has no independent operations and no material assets outside those of the Partnership. The number of reconciling items between the condensed consolidated balance sheet and that of the Partnership are few. The most significant difference is that relating to minority interest ownership in the General Partner’s net assets by certain limited partners of the Partnership, and the elimination of the General Partner’s investment in the Partnership. See Note 11 for additional information regarding minority interest.
The accompanying unaudited condensed consolidated balance sheet includes the assets, liabilities and partners’ capital of the General Partner. The unaudited condensed consolidated balance sheet as of September 30, 2006 has been prepared on the same basis as the December 31, 2005 audited consolidated balance sheet except for the pooling of interests impact of the TexStar Acquisition and, in the opinion of the General Partner’s management, reflects all adjustments necessary for a fair presentation of the financial position for such interim period in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. All intercompany items and transactions have been eliminated in consolidation.
2. Summary of Significant Accounting Policies
Use of Estimates — This condensed consolidated balance sheet has been prepared in conformity with

GAAP which necessarily include the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities that exist at the date of the balance sheet. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.
Consolidation – The General Partner consolidates the balance sheet of the Partnership with that of the General Partner. This accounting consolidation is required because the General Partner owns 100 percent of the general partner interest in the Partnership, which gives the General Partner the ability to exercise control over the Partnership.
Cash and Cash Equivalents – Cash and cash equivalents include temporary cash investments with original maturities of three months or less.
Restricted Cash –Restricted cash of $5,718,000 is held in escrow for environmental remediation projects pursuant to an escrow agreement. A third-party agent invests funds held in escrow in US Treasury securities. Interest earned on the investment is credited to the escrow account.
Property, Plant and Equipment – Property, plant and equipment is recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired. Sales or retirements of assets, along with the related accumulated depreciation, are included in operating income unless the disposition is treated as discontinued operations. Gas required to maintain pipeline minimum pressures is capitalized and classified as property, plant, and equipment. Financing costs associated with the construction of larger assets requiring ongoing efforts over a period of time are capitalized. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.
The Partnership assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets.
The Partnership accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations” and FIN 47 “Accounting for Conditional Asset Retirement Obligations.” These accounting standards require the Partnership to recognize on its balance sheet the net present value of any legally binding obligation to remove or remediate the physical assets that it retires from service, as well as any similar obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Partnership. While the Partnership is obligated under contractual agreements to remove certain facilities upon their retirement, management is unable reasonably to determine the fair value of such asset retirement obligations as of September 30, 2006 because the settlement dates, or ranges thereof, were indeterminable and could range up to ninety-six years, and the undiscounted amounts are immaterial. An asset retirement obligation will be recorded in the periods wherein management can reasonably determine the settlement dates.
Depreciation of plant and equipment is recorded on a straight-line basis over the following estimated useful lives.

Useful Lives
Functional Class of Property	(Years)
Gathering and Transmission Systems	5 – 20
Gas Plants and Buildings	15 – 35
Other property, plant and equipment	3 – 10
Intangible Assets – Intangible assets consisting of (i) permits and licenses and (ii) customer contracts are amortized on a straight line basis over their useful lives, which is the period over which the assets are expected to contribute directly or indirectly to our future cash flows. The value of the permits and licenses was determined by discounting the income associated with activities that would be lost over the period required to replace these permits and its estimated useful life is fifteen years. The Partnership renegotiated a number of significant customer contracts and the value of customer contracts was determined by using a discounted cash flow model. The estimated useful life for 67 percent of the contracts is 12 years, while the remaining 33 percent have an estimated useful life of three years.
The Partnership evaluates the carrying value of intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability, the Partnership compares the carrying value to the undiscounted future cash flows the intangible assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the intangible assets, the intangibles are written down to their fair value.
Goodwill – Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is allocated to our two segments, Gathering and Processing and Transportation. Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds its fair value. At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value. To estimate the fair value of the reporting units, the Partnership makes estimates and judgments about future cash flows, as well as to revenues, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with our most recent forecast.
Investment in Unconsolidated Subsidiaries – Investments in entities for which the Partnership has significant influence over the investee’s operating and financial policies, but less than a controlling interest, are accounted for using the equity method. Under the equity method, the Partnership’s investment in an investee is included in the condensed consolidated balance sheet under the caption investments in unconsolidated subsidiaries. All of the Partnership’s investments are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have significant adverse effect on the future use of the investment.
Other Assets, net – Other assets, net primarily consists of debt issuance costs, which are capitalized and amortized over the life of the related debt.
Gas Imbalances – Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as other current assets or other current liabilities using then current market prices or the weighted average prices of natural gas or NGLs at the plant or system pursuant to imbalance agreements for which settlement prices are not contractually established. Within certain volumetric limits determined at the sole discretion of the creditor, these imbalances are generally settled by deliveries of natural gas. Imbalance receivables and payables as of September 30, 2006 were immaterial.
Risk Management Activities –The Partnership’s net income and cash flows are subject to volatility stemming from changes in market prices such as interest rates, natural gas prices, natural gas liquids prices and processing spreads. The Partnership uses ethane, propane and butane swaps and interest rate swaps to create offsetting positions to specific commodity or interest rate exposures. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) all derivative financial instruments are recorded in the balance sheet at their fair value. The Partnership records the fair value of derivative financial instruments in the balance sheet as current and long-term assets or liabilities on a net basis by settlement date. For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. For the Partnership’s derivative financial instruments related to commodities and interest expense that do not qualify for hedge accounting, the change in market value is recorded as a component of net unrealized and realized gain (loss) from risk management activities and interest expense, net, respectively.
Hedge accounting was not elected for the Partnership’s crude oil put options, which were used to reduce downside price exposure for other heavy natural gas liquids. At the time that these crude oil put options were purchased, there was no liquid market for contracts that would exactly match the forecasted transactions hedged by the crude oil puts. These contracts have been and will continue to be marked to market with unrealized and realized gains or losses on these contracts recorded as net unrealized and realized gain/(loss) from risk management activities.
The Partnership employs derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and not for speculative purposes. Derivative financial instruments qualifying for hedge accounting treatment and in use by the Partnership are cash flow hedges. The Partnership enters into cash flow hedges to hedge the variability in cash flows related to a forecasted transaction. The amounts reported in the condensed consolidated balance sheet change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.
At inception, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective in offsetting changes in cash flows of the hedged item. Furthermore, the Partnership regularly assesses the creditworthiness of counterparties to manage against the risk of default. If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings. For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings.
Minority Interest – Minority interest represents non-controlling ownership interests in the net assets of the Partnership. For financial reporting purposes, the assets and liabilities of the Partnership are consolidated with the General Partner, with limited partners’ interest in the Partnership in the condensed consolidated balance sheet shown as minority interest.

Segments – The Partnership operates and manages its business as two reportable segments: a) gathering and processing, and b) transportation.
Recent Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Partnership estimates that the adoption of this standard will not have a material impact on its financial position.
3. Acquisitions
TexStar – On August 15, 2006, the Partnership, through its wholly-owned subsidiary RGS, acquired all the outstanding equity of TexStar from HM Gas Partners, an affiliate of HM Capital Partners, by issuing 5,173,189 Class B common units of the Partnership valued at $119,183,000, a cash payment of $63,289,000 and the assumption of $167,652,000 to TexStar’s outstanding bank debt, subject to working capital adjustments. Fund V and its affiliates, through HM Capital Partners, control the General Partner. Fund V also indirectly owns approximately 95 percent of, and, through HM Capital Partners, controls HM Gas Partners. Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership accounted for the TexStar Acquisition in a manner similar to a pooling of interests. Under a pooling of interests, the Partnership’s balance sheet reflects for the Partnership and TexStar the historical balances instead of reflecting the fair market value of TexStar’s assets and liabilities. Further, as a result of pooling of interests accounting, certain transaction costs that would normally be capitalized will be expensed as incurred.
Como – On July 25, 2006, TexStar consummated an Asset Purchase and Sale Agreement (the “Como Acquisition Agreement”) dated June 16, 2006 with Valence Midstream, Ltd. and EEC Midstream, Ltd., under which TexStar acquired certain natural gas gathering, treating and processing assets from the other parties thereto for $81,807,000 including transaction costs. The assets acquired consisted of approximately 59 miles of pipelines and certain specified contracts (the “Como Assets”). The results of operations of the Como Assets have been included in the statements of operations beginning July 26, 2006. The Partnership’s preliminary purchase price allocation results in $81,807,000 being allocated to property, plant and equipment with no goodwill or intangible assets. The Partnership has not yet completed its purchase price allocation process for the Como Assets.
4. Risk Management Activities
The Partnership has elected hedge accounting for its ethane, propane, butane and natural gasoline swaps, as well as for its interest rate swaps. These contracts are accounted for as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. As of September 30, 2006, the Partnership’s hedging positions accounted for as cash flow hedges reduce exposure to variability of future commodity prices through 2009 and interest rates through March 2007. The net fair value of the Partnership’s risk management activities was an asset of $648,000 as of September 30, 2006. The Partnership expects to reclassify $665,000 of gains into earnings from other comprehensive income in the next twelve months.
Upon the early termination of an interest rate swap with a notional debt amount of $200,000,000 that was effective from April 2007 through March 2009, the Partnership received $3,550,000 in cash from the counterparty. This amount will be reclassified from accumulated other comprehensive income to interest expense, net over the originally projected period (i.e., April 2007 through March 2009) of the hedged forecasted transaction or when it is determined the hedged forecasted transaction is probable of not occurring.
5. Long-term Debt
Obligations under the Partnership’s credit facility are as follows:

September 30, 2006
(in thousands)
Term loans	$600,000
Revolver loans	10,600

Total	610,600
Less: current portion	—

Long-term debt	$610,600

Total Facility Limit	$850,000
Term loans	(600,000)
Revolving loans	(10,600)
Letters of credit	(4,082)

Credit available	$235,318

Fourth Amended and Restated Credit Agreement — In connection with the TexStar Acquisition, RGS amended and restated its $470,000,000 credit agreement, increasing the facility to $850,000,000 consisting of $600,000,000 in term loans and $250,000,000 in a revolving credit facility. The availability for letters of credit was increased to $100,000,000. RGS has the option to increase the commitments under the revolving credit facility or the term loan facility, or both, by an amount up to $200,000,000 in the aggregate, provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the Fourth Amended and Restated Credit Agreement (“Credit Facility”) have been met.
RGS’ obligations under the Credit Facility are secured by substantially all of the assets of RGS and its subsidiaries and are guaranteed by the Partnership and each such subsidiary. The revolving loans under the facility will mature in five years, and the term loans thereunder will mature in seven years.
Interest on term loan borrowings under the Credit Facility will be calculated, at the option of RGS, at either: (a) a base rate plus an applicable margin of 1.50 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 2.50 percent per annum. Interest on revolving loans thereunder will be calculated, at the option of RGS, at either: (a) a base rate plus an applicable margin of 1.00 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 2.00 percent per annum. RGS must pay (i) a commitment fee equal to 0.50 percent per annum of the unused portion of the revolving loan commitments, (ii) a participation fee for each revolving lender participating in letters of credit equal to 2.25 percent per annum of the average daily amount of such lender’s letter of credit exposure, and (iii) a fronting fee to the issuing bank of letters of credit equal to 0.125 percent per annum of the average daily amount of the letter of credit exposure.
The Credit Facility contains financial covenants requiring RGS and its subsidiaries to maintain debt to EBITDA and EBITDA to interest expense within certain threshold ratios. At September 30, 2006, RGS and its subsidiaries were in compliance with these covenants.

The Credit Facility restricts the ability of RGS to pay dividends and distributions other than reimbursements of the Partnership for expenses and payment of dividends to the Partnership to the extent of the Partnership’s determination of Available Cash under the partnership agreement (so long as no default or event of default has occurred or is continuing). The Credit Facility also contains various covenants that limit (subject to certain exceptions and negotiated baskets), among other things, the ability of RGS (but not the Partnership):
▪	to incur indebtedness;

▪	to grant liens;

▪	to enter into sale and leaseback transactions;

▪	to make certain investments, loans and advances;

▪	to dissolve or enter into a merger or consolidation;

▪	to enter into asset sales or make acquisitions;

▪	to enter into transactions with affiliates;

▪	to prepay other indebtedness or amend organizational documents or transaction documents (as defined in the Credit Facility);

▪	to issue capital stock or create subsidiaries; or

▪	to engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Credit Facility or reasonable extensions thereof.
The outstanding balances of term debt and revolver debt under the Credit Facility bear interest at either LIBOR plus margin or at Alternative Base Rate (equivalent to the US prime lending rate) plus margin, or a combination of both. The weighted average interest rates for the revolving and term loan facilities, including interest rate swap settlements, commitment fees, and amortization of debt issuance costs were 7.28 percent for the nine months ended September 30, 2006.
In accordance with EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instrument”, the Partnership treated the amendment of the Credit Facility as an extinguishment and reissuance of debt, and therefore reduced other assets, net in the three months ended September 30, 2006 by $7,312,000.

6. Other Assets
Intangible assets, net – Intangible assets, net consist of the following at September 30, 2006.

	Permits and	Customer
	Licenses	Contracts	Total
	(in thousands)
Gross balance	$11,900	$6,497	$18,397
Accumulated amortization	(1,455)	(1,975)	(3,430)

Net balance	$10,445	$4,522	$14,967

The expected amortization of the intangible assets for each of the five succeeding years is as follows.

For the year ending December 31,	Total
(in thousands)
2006 (includes only the three months ended December 31)	469
2007	1,816
2008	1,154
2009	1,154
2010	1,154
2011 (includes only the nine months ended September 30)	866
Investment in Unconsolidated Subsidiaries – The Partnership has a 50 percent interest in the Palafox Joint Venture (“Palafox”). The Partnership recorded $2,181,000 in investments in unconsolidated subsidiaries for the amount paid for Palafox in excess of its ownership percentage in the underlying net assets. This excess of the investment over the underlying carrying value is being amortized over the estimated useful life of the underlying assets of 20 years. At September 30, 2006, the net unamortized excess of the Partnership’s investments in Palafox was $1,945,000. The estimated amortization expense for each of the next five years is $109,000.
Goodwill – Goodwill consists of the following.

	Gathering and
	Processing	Transportation	Total
	(in thousands)
Balance at September 30, 2006	$23,309	$34,243	$57,552
7. Fair Value of Financial Instruments
The estimated fair value of financial instruments was determined using available market information and valuation methodologies. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities. Restricted cash and related escrow payable approximate fair value due to the relatively short-term settlement period of the escrow payable. Risk management assets and liabilities are carried at fair value. Long-term debt was comprised of borrowings under which, at September 30, 2006 accrued interest under a floating interest rate structure. Accordingly, the carrying value approximates fair value for the long term debt amounts outstanding.

8. Commitments and Contingencies
Legal — The Partnership is involved in various claims and lawsuits incidental to its business. In the opinion of management, these claims and lawsuits in the aggregate will not have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.
Environmental Matters
Waha Phase I — A Phase I environmental study was performed on the gathering, processing, and treating assets in west Texas purchased from Duke Energy Field Services assets (“Waha”) in connection with the pre-acquisition due diligence process in 2004. Most of the identified environmental contamination has either been remediated or was being remediated by the previous owners or operators of the properties. The estimated potential environmental remediation cost ranges from $1,900,000 to $3,100,000. No governmental agency has required the Partnership to undertake these remediation efforts. The Partnership believes that the likelihood it will be liable for any significant remediation liabilities with respect to these matters is remote. Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future. The policy covers clean-up costs and damages to third parties and has a 10-year term (expiring in 2014) with a $10,000,000 limit subject to certain deductibles.
El Paso Claims — Under the purchase and sale agreement, or PSA, pursuant to which the Partnership purchased north Louisiana and Midcontinent assets from affiliates of El Paso Field Services, LP, or El Paso, in 2003, El Paso indemnified the Partnership (subject to a limit of $84,000,000) for environmental losses as to which El Paso was deemed responsible. Of the cash escrowed for this purpose at the time of sale, $5,718,000 remained in escrow at September 30, 2006. Upon completion of a Phase II investigation of various assets so acquired (the Phase II Assets), El Paso was notified of indemnity claims of approximately $5,400,000 for environmental liabilities. In related discussions, El Paso denied all but $280,000 of these claims (which it evaluated at $75,000 and agreed to cure itself). In these discussions, the Partnership agreed, at El Paso’s request, to install permanent monitoring wells at the facilities where ground water impacts were indicated by the Phase II activities. The Partnership also agreed to withdraw its claims with respect to all but seven of the Phase II Assets (which comprise those subject to accepted claims).
A Final Site Investigation Report with respect to those Phase II Assets has since been prepared and issued based on information obtained from the permanent monitoring wells. Environmental issues exist with respect to four facilities, including the two subject to accepted claims and two of the Partnership’s processing plants. The estimated remediation costs associated with the processing plants aggregate $2,750,000. The Partnership believes that any of its obligations to remediate the properties is subject to the indemnity under the El Paso PSA, and intends to reinstate the claims for indemnification for these plant sites.
Regulatory Environment — In August 2005, Congress enacted and the President signed the Energy Policy Act of 2005. With respect to the oil and gas industry, the legislation focuses on the exploration and production sector, interstate pipelines, and refinery facilities. In many cases, the Act requires future action by various government agencies. The Partnership is unable to predict what impact, if any, the Act will have on its operations and cash flows.
Texas Tax Legislation — In May 2006, the State of Texas passed legislation that imposes a “margin tax” on partnerships and master limited partnerships. The Partnership currently estimates that this legislation will not have a material effect on its results of operations, cash flows, or financial condition.
9. Related Party Transactions
Concurrently with its IPO, the Partnership paid $9,000,000 to an affiliate of HM Capital Partners to terminate two management services contracts with a remaining term of 9 years. In connection with the acquisition of TexStar, the Partnership paid $3,542,000 to terminate TexStar’s management services contract.
The employees operating the assets of the Partnership and its subsidiaries and all those providing staff or support services are employees of Regency GP LLC and general partner of the General Partner. Pursuant to the partnership agreement, the managing general partner receives a monthly reimbursement for all direct and indirect expenses that it incurs on behalf of the Partnership. Reimbursements of $9,870,000 were recorded in the Partnership’s financial statements during the nine months ended September 30, 2006.
The Partnership made cash distributions of $12,206,000 during the nine months ended September 30, 2006 to HM Capital Partners and affiliates.
The related party receivables and payables on the balance sheet relate to transactions with BlackBrush Oil & Gas, LP, an affiliate of the Partnership owned by HMTF Gas Partners.
TexStar paid a transaction fee in the amount of $1,200,000 to an affiliate of HM Capital Partners upon completing its acquisition of the Como Assets. This amount was capitalized as a part of the purchase price.
10. Segment Information
The Partnership has two reportable segments: i) gathering and processing and ii) transportation. Gathering and processing involves the collection and transport of raw natural gas from producer wells to a treating plant where water and other impurities such as hydrogen sulfide and carbon dioxide are removed. Treated gas is then further processed to remove the natural gas liquids. The treated and processed natural gas then is transported to market separately from the natural gas liquids. The Partnership’s gathering and processing segment also includes its NGL marketing business. Through the NGL marketing business, the Partnership markets the NGLs that are produced by its processing plants for its own account and for the accounts of its customers. The Partnership aggregates the results of its gathering and processing activities across five geographic regions into a single reporting segment.
The transportation segment uses pipelines to move pipeline quality gas to interconnections with larger pipelines, to trading hubs, or to other markets. The Partnership performs transportation services for shipping customers under firm or interruptible arrangements. In either case, revenues are primarily fee based and involve minimal direct exposure to commodity price fluctuations. The transportation segment also includes the Partnership’s natural gas marketing business in which the Partnership, for its account, purchases natural gas at the inlets to the pipeline and sells this gas at its outlets. The north Louisiana intrastate pipeline operated by this segment serves the Partnership’s gathering and processing facilities in the same area, thereby creating the intersegment revenues.

Amounts related to condensed consolidated balance sheet for each segment as of September 30, 2006, are shown below.

	Gathering
	and
	Processing	Transportation	Corporate	Eliminations	Total
	(in thousands)
Total Assets	628,392	307,457	21,634	—	957,483
Investments in Unconsolidated Subsidiaries	5,541	—	—	—	5,541
11. Minority Interest
Minority interest represents non-controlling ownership interests in the net assets of the Partnership. The minority interest attributable to the limited partners of the Partnership consists of common units of the Partnership held by the public and private investments in the Partnership. The following table shows the components of minority interest at September 30, 2006:

Amount
(in thousands)
Affiliates	$120,540
Non-affiliates	97,434

Total	$217,974